Exhibit 99.1

** Prepared for delivery **

Third Quarter 2011 Conference Call

November 1, 2011

Conference Call Operator

Good day, ladies and gentlemen and welcome to Tennessee Commerce Bancorp’s third quarter conference call.  Participants are in a listen-only mode.  We will not be conducting a question-and-answer session on today’s call.  As a reminder, today’s conference call is being recorded.  Before we begin today’s call, let me remind listeners that this conference call contains statements that are forward-looking as defined within the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are provided to assist in the understanding of anticipated future financial results.  However, such forward-looking statements involve risks and uncertainties, including uncertainties relating to developments in our local economy, changes in repossessed assets, deposits and loan quality, interest rate changes, management and operation of acquired operations, loan losses and general market risks, and specifically risks related to our current financial condition and regulatory situation, including risks of steps that our regulators may be required to take under the Federal Deposit Insurance Act’s prompt corrective action provisions, the additional risk that impairments to our loans in our portfolio will be identified, risks that the quality of our loan portfolio will continue to decline and risks that we may not identify appropriate actions to address our financial situation in a timely manner.  These factors may cause actual results to differ materially from those in such statements.  Additional factors that may cause such forward-looking statements to differ materially from the Company’s actual results are included in Company Reports filed with the Securities and Exchange Commission.  Tennessee Commerce Bancorp is not responsible for updating the information contained in this conference call beyond today, or for changes made to this call by the Conference Call Company or Internet services.

I would now like to turn the call over to your host, Mr. Michael Sapp, Chairman, CEO and President of Tennessee Commerce Bancorp.  Go ahead sir.

Mike Sapp

Thank you.  Good afternoon and thank you for joining us on Tennessee Commerce Bancorp’s conference call for the third quarter of 2011.

Joining me on today’s call is Frank Perez, our Chief Financial Officer.

Our comments today will refer to our third quarter financial information, including information contained in our bank subsidiary’s third quarter Call Report recently filed with the FDIC.

I will focus on the some of the challenges that the company faces and the status of the strategic initiatives that are underway.    Frank will provide financial results.

This has been the most difficult year in the company’s history.  We have worked diligently to deal with several large loan relationships that have deteriorated during this year.  Our corrective efforts included an unusual situation in which we acquired an interest in the common stock of the holding companies of two Tennessee community banks in a voluntary exchange of debt for equity.

We have also seen continued stress in several credits due to ongoing weaknesses in commercial real estate and general economic conditions.  The result has been an elevated level of provision expense as well as large write downs.

I will now ask Frank Perez our CFO to comment on our financial results.

Frank:

For the nine months ended September 30, 2011, the Company is reporting a preliminary net loss of $120.0 million or $9.83 diluted EPS driven by a provision expense of $111.5 million at the Bank.  The increase to the provision expense in the third quarter was mainly attributed to the third quarter provision of $92.6 million.  Charge offs for the quarter totaled $85.6 million.

The provision expense results reflect the preliminary conclusions identified as part of the 2011 regulatory joint-examination by the FDIC and TDFI, which began on September 26 and is still in progress.  The preliminary results include $76.3 million of losses on $101.6 million in loans and $12.1 million of specific reserves on $36.1 million of classified loans. A result of the large net operating loss was an increased deferred tax asset to $71 million on which we had to provide a 100% valuation allowance.

As the joint examination is based on financial information as of June 30, 2011, we have also concluded that the Bank’s Call Report and, as we reported on a Form 8-K filed today, the Company’s Form 10-Q for the quarter ended June 30, 2011 must be restated to reflect these additional reserves and charges identified during the current exam as relating to events occurring during the second quarter of fiscal year 2011.  We intend to file an amended Form 10-Q to reflect the amended June financial results as soon as possible.  Due to this restatement issue, we are focusing our results for the nine months ended September 30, 2011.

As it relates to the Debt Previously Contracted transaction on two banks that we disclosed last quarter, we initially disclosed the valuations from both banks to be $30 million as of March 31, 2011.  Since then both banks’ credit quality has deteriorated and another independent third party valuation resulted in a lower valuation of $7.8 million as of September 9, 2011 for 100% of both banks.  The DPC transaction was structured in several phases.  To date only the first has been completed and as a result the Bank currently has a 46.0% interest in Farmers Bancorp, Inc., the parent of Farmers Bank of Lynchburg.  The Bank also has a 27.1% interest in Commerce Bancshares, Inc. the parent of Peoples State Bank of Commerce.

Needless to say, it has been a very disappointing year for the Company, but the management team is focused on taking whatever actions are necessary to address our current financial condition and is evaluating all available strategic alternatives.

With that I will turn it over back to Mike Sapp.

Mike Sapp

Thank you, Frank.

To help address the consequences of these results, we are retaining Macquarie Capital USA, Inc. to assist us in evaluating our strategic alternatives.  FIG Partners will also participate with Macquarie Capital in assisting in the Company’s strategic transactions.

In addition, we have also retained a recognized industry leader to review our loan portfolio from the perspective of a continuing weak economy for the immediate future with risks to the downside, to provide information to complement our financial advisor’s work.

In closing, we are very disappointed by the results of the quarter.  However, the Bank remains a member of the FDIC, and deposits at the Bank remain insured by the FDIC up to the legal maximum insurance limit — currently $250,000 per depositor, per deposit category.  Our customer service staff is available to help depositors with any questions about the mechanics of FDIC deposit insurance.

We are in a complex and fluid situation at the current time and have included in our earnings release and prepared remarks all that we are able to disclose at this time.  Accordingly, we will not be responding to questions today.

We appreciate your continued support of Tennessee Commerce. We understand your concerns and we remain are committed to depositors at our Bank, our customers and as stewards for our shareholders.  Thank you very much.